Exhibit 3.1

gt biopharma, Inc.

CERTIFICATE OF INCREASE

OF

THE DESIGNATED NUMBER OF SHARES OF

SERIES M 10% CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(G) OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

GT Biopharma, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That pursuant to the authority expressly granted and vested in the board of directors of the Corporation (the “Board”) by the certificate of incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board previously adopted resolutions creating and authorizing a series of 41,778 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of the Corporation designated as Series M 10% Convertible Preferred Stock (“Series M Preferred Stock”), subject to the Certificate of Designation of Preferences, Rights and Limitations of Series M 10% Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on September 14, 2026 (the “Certificate of Designation”).

SECOND: That the holders of a majority of the then outstanding shares of the Series M Preferred Stock, have consented, in accordance with the Certificate of Designation, on September 18, 2026, to this Certificate of Increase on the terms set forth herein.

THIRD: That pursuant to the authority conferred upon the Board pursuant to the Certificate of Incorporation, the Board duly adopted resolutions on September 17, 2026 increasing the number of shares designated as Series M Preferred Stock of the Corporation as follows:

RESOLVED, pursuant to the authority expressly granted and vested in the Board under the Certificate of Incorporation and the DGCL, the total number of designated shares of Series M Preferred Stock pursuant to the Certificate of Designation is hereby increased from 41,778 shares to 43,287 shares; and

RESOLVED FURTHER, that the powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the Series M Preferred Stock in the Certificate of Designation shall remain unchanged as set forth in the Certificate of Designation, subject to the aforementioned increase in the designated number of shares of Series M Preferred Stock to 43,287 shares.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be signed on its behalf by its duly authorized officer on this 18th day of September, 2026.

gt biophARMA, INC.

By:	/s/ Michael Breen
Michael Breen
Title:	Executive Chairman & Chief Executive Officer